Exhibit 99.1

Karat Packaging Announces New Distribution Center in Arizona

-- Company also Announces Expanded Salesforce in Three Regions --

CHINO, Calif., February 15, 2024 – Karat Packaging Inc. (NASDAQ: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of disposable foodservice products and related items, today announced it has signed a lease agreement for a 44,000 square-foot distribution center in Mesa, Arizona.

This new facility is Karat’s first distribution center in the Southwestern region outside of California, and it is anticipated to be fully operational in the second quarter of 2024.

Karat also announced an expansion of its national salesforce, with the addition of five sales representatives to further penetrate key U.S markets in the South, Midwest and Pacific Northwest regions.

“Our new distribution center will enable us to more efficiently serve customers in Arizona and New Mexico and enhance distribution productivity, as we continue to penetrate into this region,” said Alan Yu, Karat’s Chief Executive Officer. “We are adding local delivery and will-call pick-up options at this location, which, in turn, will reduce freight costs and lead time for our customers in the region.

“The new Arizona warehouse, along with our expanded sales team, also will allow us to further expand Karat’s marketing to national and regional chain accounts,” Yu added.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including, but not limited to, enhancing market share and serving an increasing number of regional and national chain accounts, are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2022 and our other public filings made with the Securities and Exchange Commission (SEC). Copies are available on the SEC’s website at www.sec.gov. Karat undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin Sfetcu/Roger Pondel

310-279-5980

karat@pondel.com